EXHIBIT 99.1


            IRAZOO SEARCH PORTAL LAUNCHES EMAIL POWERED BY BIGSTRING

RED BANK, N.J., November 27, 2007 - BigString Corporation (OTCBB: BSGC), (www.BigString.com), announced today that it will be the private label email provider for the new email offering by the iRazoo search portal
(www.irazoo.com).

iRazoo's users will be able to sign-up for a free, iRazoo.com email account, offering all the functionalities of BigString's patent-pending email services, including self-destructing, tracking and video email.

Darin Myman, President and CEO of BigString Corporation noted, "iRazoo's use of BigString is an endorsement of our ability to create white label solutions for search, social networking and video-content based companies seeking to offer their customer's unique messaging applications that help drive and maintain traffic to their websites."

Users of the new iRazoo's private label email will be able to send an embedded video email (up to 10 minutes in length) without the need for the recipient to click on the a link or download the video. Another unique email features allow users to remotely erase or modify emails sent to recipients, designate their emails to be non-forwardable, non-printable and/or non-savable, or opt to have their emails self-destruct after a set amount of time or views. In addition, users will also have the added security to send secure emails via an encrypted, password-protected email system that can only be open via a Secure Socket Layer
(SSL).

About iRazoo
------------

iRazoo Inc., owner and operator of iRazoo.com, is a user recommended, points driven, search engine. iRazoo's patent-pending technology refines search results from multiple search engines with user interaction for improved relevancy. In addition to highly relevant search results, users accumulate points which may be redeemed in iRazoo's reward's program.

About BigString
---------------

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private

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Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com